UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported): May 3, 2000



                               Pawnbroker.com Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


      Delaware                  0-27215                   33-0794473
-------------------    ------------------------    -------------------------
 (Jurisdiction of      (Commission file number)        (I.R.S. Employer
   incorporation)                                     Identification No.)



                              85 Keystone, Suite F
                                  Reno, Nevada
                                      89503
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                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (775) 332-5048


                                 Not Applicable
     -----------------------------------------------------------------------
             (Former name or address, if changed since last report)

ITEM 5.  Other Events.


     On May 3, 2000, the shareholders representing 9,874,820 shares of the Company's common stock (approximately 55.43% of the issued and outstanding shares) voted to approve the following actions at a special meeting of shareholders held at 11:00 a.m. at the principal offices of Pawnbroker.com, Inc. (the "Company"):

     1.   The   shareholders   approved  a  proposal  to  amend  the   Company's
          Certificate of Incorporation to increase authorized capital of the Company to 150,000,000 shares, consisting of 100,000,000 shares of common stock and 50,000,000 shares of blank check preferred stock. Shareholders representing 9,874,320 shares voted in favor of the proposal and shareholders representing 500 shares opposed the proposal. The Company filed an amendment to its Certificate of Incorporation on May 17, 2000.

     2. The shareholders ratified an amendment to the Pawnbroker.com 1999 Stock Option Plan to increase the number of shares authorized to be issued by the Company under the stock option plan to 8,000,000 shares of common stock. Shareholders representing 9,874,320 shares voted in favor of the proposal and shareholders representing 500 shares opposed the proposal.

     3. The shareholders approved a proposal to amend and restate the Company's bylaws to, among other things, (i) reduce the quorum requirement for meetings of shareholders to one-third of shares entitled to vote at such meeting; (ii) create a staggered board of directors consisting of three classes of directors, each class to be elected for a term of three years after an initial period; and (iii) to effect a change in the Company's fiscal year to December 31, effective December 31, 2000. Shareholders representing 9,874,320 shares voted in favor of the proposal and shareholders representing 500 shares opposed the proposal.

ITEM 8.  Change in Fiscal Year.

The shareholders approved a proposal to amend and restate the Company's bylaws to effect a change in the Company's fiscal year to December 31, effective December 31, 2000.

                                    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

                               Pawnbroker.com, Inc.


 May 31, 2000                  /s/ Bill Galine
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(Date)                         Bill Galine, Director and Corporate Secretary